Exhibit 1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”) is made as of September 4, 2020 between the Republic of Argentina (the “Republic”) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”). Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Second Supplemental Indenture that are defined in the Indenture (as defined below) shall have the meanings ascribed to them in the Indenture.

WHEREAS, the Republic and the Trustee have previously entered into an indenture dated as of June 2, 2005 between the Republic and the Trustee, as amended from time to time (the “Indenture”), providing for the issuance from time to time of debt securities in one or more series;

WHEREAS, the Republic has requested that the Trustee join in the execution of this Second Supplemental Indenture;

WHEREAS, the Republic desires to establish certain new terms of the Debt Securities of any Series issued on or after the date hereof (but excluding any Debt Securities that may form a single Series with Debt Securities outstanding prior to the date hereof) (the “New Debt Securities”);

WHEREAS, the new terms that the Republic wishes to establish do not constitute a Modification to any outstanding Series of Debt Securities;

WHEREAS, only with respect to New Debt Securities the Republic desires to amend the definition of “Reserved Matter” in Section 1.1, as well as Section 7.3, as set forth below;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants hereinafter set forth, the parties hereby agree as follows:

SECTION 1. With respect to any New Debt Securities, the defined term “Reserved Matter” in Section 1.1 of the Indenture shall read as follows:

“Reserved Matter” means any Modification that would:

(i). change the due date for the payment of the principal of (or premium, if any) or any installment of interest on the Debt Securities of any Series,

(ii). reduce the principal amount of the Debt Securities of any Series, the portion of such principal amount which is payable upon acceleration of the maturity of the Debt Securities of any Series, the interest rate thereon or the premium payable upon redemption thereof,

(iii). change the place of payment, coin or currency in which payment with respect to interest, premium or principal in respect of any series of Debt Securities is payable,

(iv). shorten the period during which the Republic is not permitted to redeem the Debt Securities of any Series, or permit the Republic to redeem the Debt Securities of any Series, if prior to such action, the Republic is not permitted to do so,

(v). reduce the proportion of the principal amount of the Debt Securities of any Series the vote or consent of the Holders of which is necessary to modify, amend or supplement the terms and conditions of the Debt Securities of any Series or this Indenture or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given, or change the definition of “Outstanding” with respect to the Debt Securities of any Series,

(vi). change the obligation of the Republic to pay Additional Amounts with respect to the Debt Securities of any Series,

(vii). change the governing law provision of the Debt Securities of any Series,

(viii). change the courts to the jurisdiction of which the Republic has submitted, the Republic’s obligation to appoint and maintain an Authorized Agent in the Borough of Manhattan, the City of New York, or the Republic’s waiver of immunity, in respect of actions or proceedings brought by any Holder based upon the Debt Securities of any Series, as set forth in the terms and conditions of the Debt Securities of any Series,

(ix). in connection with an exchange offer for the Debt Securities of any Series, amend any Event of Default,

(x). change the status of the Debt Securities of any Series as set forth in the Terms of such Debt Securities, or

(xi). authorize the Trustee, on behalf of all Holders of the Debt Securities of such Series, to exchange or substitute all the Debt Securities for, or convert all the Debt Securities into, other obligations or securities of the Republic or any other Person.

(xii). change the identity of the obligor,

(xiii). amend Section 7.3(b), or

(xiv). increase the percentage of the aggregate principal amount of the Debt Securities of a Series then Outstanding required to be held by Holders to declare the Debt Securities of such Series immediately due and payable, or reduce the percentage of the aggregate principal amount of the Debt Securities of a Series the Outstanding required to be held by Holders to waive any existing defaults or rescind or annul any notice of acceleration, in each case, as set forth in Section 4.2 and the Terms of any Series of Debt Securities.”

SECTION 2. With respect to any New Debt Securities, Section 7.3 of the Indenture shall read as follows:

“Section 7.3. Reserved Matter Modifications Affecting Debt Securities of Multiple Series. (a) If the Republic proposes any Modification constituting a Reserved Matter to the terms and conditions of the Debt Securities of two or more Series, or to this Indenture insofar as it affects the terms and conditions of the Debt Securities of two or more Series, in either case as part of a single transaction, such Modification may be made, and future compliance therewith may be waived, with the consent of the Republic and

(i) (A) at any meetings of Holders of Debt Securities of the two or more Series that would be affected by the proposed Modification duly called and held as specified in Article Nine below, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the Holders of not less than 85% of the aggregate principal amount of the Debt Securities of all such affected Series (taken in the aggregate) then Outstanding, or (B) with the written consent of the Holders of not less than 85% of the aggregate principal amount of the Debt Securities of all such affected Series (taken in the aggregate) then Outstanding, and

(ii) (A) at any meeting of Holders of each Series of Debt Securities that would be affected by the proposed Modification duly called and held as specified in Article Nine below, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the Holders of not less than 66 2⁄3% of the aggregate principal amount of such Series of Debt Securities then Outstanding, or (B) with the written consent of the Holders of not less than 66 2⁄3% of the aggregate principal amount of such Series of Debt Securities then Outstanding.

(b) At the time the Republic proposes a Modification constituting a Reserved Matter, the Republic shall specify to Holders of each Series of Debt Securities issued on or after September 4, 2020 to be affected the Modification Method(s) it has selected for such Modification constituting a Reserved Matter. As used herein, “Modification Methods” means Modifications pursuant to Section 7.2 (Modifications Affecting Debt Securities of a Single Series) or pursuant to Section 7.3 (Reserved Matter Modifications Affecting Debt Securities of Multiple Series). The Republic shall have the discretion to select the Modification Method(s) for a proposed Modification constituting a Reserved Matter and to designate which Series of Debt Securities will be included in the aggregated voting for a proposed Modification constituting a Reserved Matter to the terms and conditions of the Debt Securities of two or more Series (the “Initially Designated Series”); provided, however that, except as set forth in the following sentence, once the Republic selects the Modification Method(s) and the Initially Designated Series, such selection may not be changed, modified or supplemented without providing written notice of such change, modification or supplement to Holders of all Series of Debt Securities issued on or after September 4, 2020 to be affected (specifying which Series, if any, have been excluded from the list of Initially Designated Series) and granting such Holders no less than five (5) Business Days from the date of such notice to cast, revoke or change any vote or consent delivered in connection with such proposed Modification. Notwithstanding the foregoing, at any time prior to the effectiveness of the Modification constituting a Reserved Matter and without prior notice to Holders of any Debt Securities of the Initially Designated Series, the Republic shall have discretion to re-designate which Series of Debt Securities will be included in the aggregated voting for a proposed Modification constituting a Reserved Matter to the terms and conditions of the Debt Securities of two or more Series if at the time of such re-designation the Republic has received the affirmative vote or consent of Holders of more than 66 2⁄3% of the aggregate principal amount of the Outstanding Debt Securities of all the Initially Designated Series.

(c) If the Debt Securities of any Series that would be affected by any Modification proposed pursuant to this Section 7.3 are denominated in a currency or currency unit other than U.S. dollars, the principal amount of such Debt Securities for purposes of voting shall be the amount of U.S. dollars that could have been obtained with the principal amount of such Debt Securities on the date on which any proposed Modification is submitted to Holders using the noon U.S. dollar buying rate in New York City for cable transfers of such currency or currency unit other than U.S. dollars for such date published by the Federal Reserve Bank of New York or, if no such rate is available, using a commercially reasonable method for determining the U.S. dollar equivalent of such Debt Securities as specified by the Trustee in its sole discretion. If at the time a vote is solicited pursuant to this Section 7.3, separate Trustees have been appointed for any Series of Debt Securities affected by that vote, the Trustee acting for the Series (or multiple Series) having the greatest aggregate principal amount of the Debt Securities then Outstanding affected by that vote will be responsible for administering the voting procedures contemplated by this Section 7.3.

SECTION 3. This Second Supplemental Indenture shall become effective upon execution by the Republic and the Trustee.

SECTION 4. This Second Supplemental Indenture supplements and to the extent set forth herein amends the Indenture and shall be a part, and subject to all the terms, thereof and shall be binding upon all Debt Securities issued pursuant to the Indenture; provided that the amendments set forth in Section 1 and Section 2 above shall only be applicable to and binding upon New Debt Securities. Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed.

SECTION 5. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party thereto. If any provision of this Second Supplemental Indenture conflicts with any provision of the Indenture, the provisions of this Second Supplemental Indenture shall control.

SECTION 6. This Second Supplemental Indenture is conclusive and binding upon all Holders of Debt Securities, whether or not they have given consent, and on all future Holders of Debt Securities, whether or not notation of the modifications and amendments herein is made upon the Debt Securities.

SECTION 7. This Second Supplemental Indenture may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Supplemental Indenture by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 8. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of laws, except with respect to authorization and execution by the Republic, which shall be governed by the laws of the Republic.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

THE REPUBLIC OF ARGENTINA

By:	/s/ Martín Maximiliano Guzmán
	Name:	Martín Maximiliano Guzmán
	Title:	Minister of Economy of the
Republic of Argentina

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:	/s/ Rita Duggan
	Name:	Rita Duggan
	Title:	Vice President